UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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CALIFORNIA MICRO DEVICES CORPORATION
(Name of Registrant as Specified in Its Charter)

DIALECTIC CAPITAL MANAGEMENT, LLC
DIALECTIC CAPITAL PARTNERS, LP
DIALECTIC OFFSHORE, LTD.
DIALECTIC ANTITHESIS PARTNERS, LP
DIALECTIC ANTITHESIS OFFSHORE, LTD.
JOHN FICHTHORN
LUKE FICHTHORN
BRYANT RILEY
J. MICHAEL GULLARD
KENNETH POTASHNER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Dialectic Capital Partners, LP (“Dialectic”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of four nominees as directors at the 2009 annual meeting of stockholders of California Micro Devices Corporation (the “Annual Meeting”).  Dialectic has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On March 6, 2009, Dialectic issued the following press release:

FOR IMMEDIATE RELEASE

DIALECTIC CAPITAL PARTNERS, LP DISCLOSES NOMINATION OF FOUR HIGHLY QUALIFIED DIRECTOR CANDIDATES FOR ELECTION TO THE CALIFORNIA MICRO DEVICES CORPORATION BOARD OF DIRECTORS AT THE 2009 ANNUAL MEETING

NEW YORK, N.Y., March 6, 2009 – Dialectic Capital Partners, LP (“Dialectic”), an affiliate of Dialectic Capital Management, LLC (“Dialectic Capital”), announced today that it has nominated four highly qualified director nominees for election to the Board of Directors (the “Board”) of California Micro Devices Corporation (the “Company” or “CMD”) (Nasdaq: CAMD) to replace four directors whose terms are up for election at the Company’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”).  Dialectic Capital, which, together with the nominees, beneficially owns an aggregate of 2,006,000 shares, or approximately 8.5% of the outstanding shares of common stock of the Company, delivered written notice, dated March 4, 2009, of its nomination to the Corporate Secretary of the Company in accordance with the Company’s bylaws.

After Dialectic’s repeated attempts to engage in a constructive dialogue were ignored by the incumbent Board, Dialectic has come to the conclusion that the nomination of an alternative slate of directors is the only viable option left to maximize stockholder value, which Dialectic believes has suffered significant deterioration at the hands of the current Board.  Consistent with views previously communicated by Dialectic representatives in various public forums, Dialectic believes that the Board lacks in accountability to its stockholders and that management’s incentives are not aligned with stockholders’ interests.  Furthermore, Dialectic believes that the Company’s operational and capital allocation strategies are misguided, and that the Company cannot afford to consummate another risky acquisition while supporting a business that has never consistently earned an acceptable return on capital.

Dialectic’s nominees, consistent with their fiduciary duties, are committed to enhancing long-term stockholder value while returning excess capital to stockholders after thoroughly reviewing CMD’s strategic alternatives, including the potential sale of the protection and silicon businesses.  Importantly, Dialectic’s nominees recognize the challenges of the current M&A market and will not settle for depressed valuations for the sake of realizing an immediate liquidity event.  Instead, Dialectic’s nominees are prepared to work cohesively with management until such time that a transaction is determined to be in the best interests of all stockholders.

John Fichthorn, Dialectic’s managing member, stated, “We have assembled a highly qualified slate of directors that will return a sense of accountability to the boardroom as well as provide a fresh perspective on the Company’s operations.  Each director will bring proven financial and operational expertise necessary to realign CMD’s cost structure, review capital allocation opportunities, oversee management’s execution and objectively review all strategic alternatives.”  Fichthorn continued, “Dialectic has been a 5% holder since September 2007.  Having watched CMD’s enterprise value fall below zero without the Board taking decisive action to improve shareholder value, we believe that an immediate change in leadership is warranted.”

Historical shortcomings that Dialectic believes are directly attributable to the incumbent Board include:

•
Misaligned incentives: The aggregate stock ownership of the Board amounts to 77,000 shares, or 0.33% of CMD’s shares outstanding, and marks-to-market at a mere $143,000.  As a group, the insiders’ economic exposure to CMD’s equity is concentrated in nearly 1,800,000 underwater stock options, which Dialectic believes encourages the pursuit of high-risk/high-reward strategies while exposing management to almost no downside.  Dialectic further believes that this asymmetry explains, to a large degree, why insiders have not purchased any meaningful amount of stock in the Company in years and why management is so focused on consummating a deal.

•
Entrenched Board:  Dialectic believes that the Board has taken a series of steps to entrench itself by, for example, depriving stockholders of their ability to call special meetings and implementing a poison pill.

•
Systematic capital misallocation:  Dialectic believes that the incumbent Board has a questionable track record of allocating capital for the benefit of stockholders.  For instance, the acquisition of Arques proved disastrous as measured by the operating losses of that business, the goodwill write-offs taken by the Company and the speed with which management opted to divest that business.  Additionally, the Board’s reluctance to undertake a meaningful share repurchase program in spite of CMD’s dismal valuation suggests a lack of appreciation for simple value creation mechanisms.

•
Financial underperformance:  By most measures, CMD has lagged its peers in terms of revenue growth and profitability.  Excluding a brief period of profitability in 2004-2006, which Dialectic believes was primarily related to technology introduced prior to 2001, the return on stockholder capital has been unacceptable.

Stockholders can refer to Dialectic’s previous SEC filings for additional information.

The Company currently has a total of six directors.  Dialectic is seeking to replace four incumbent directors whose terms of office expire at the Annual Meeting.

Dialectic’s four independent director nominees will bring substantial business leadership and corporate governance expertise to the Company’s Board.  The nominees are:

•
John Fichthorn.  Mr. Fichthorn is a co-founder of Dialectic Capital, an investment management firm, and has been a portfolio manager there since 2003.  From 2000 to 2003, he was employed by Maverick Capital, most recently as Managing Director of the technology group.  From 1999 to 2000, he was an analyst at Alliance Capital working as a dedicated short-seller across multiple hedge fund products and as a member of the technology team.  From 1997 to 1999, he was analyst at Quilcap Corporation, a short biased hedge fund where he covered all sectors, with a focus on technology.  From 1995 to 1997, Mr. Fichthorn worked at Ganek & Orwicz Partners where his responsibilities included small cap research, international closed-end fund arbitrage and operations.  After graduating from college, he briefly worked at Aviation Week and Space Technology.  Mr. Fichthorn holds a B.A. in Astronomy from the University of North Carolina at Chapel Hill.

•
Bryant Riley.  Mr. Riley is the Managing Member and founder of Riley Investment Management LLC and founder and Chairman of B. Riley & Co., LLC, a Southern California-based brokerage and investment banking firm providing research and trading ideas primarily to institutional investors since 1997.  Riley Investment Management LLC is an investment adviser, which provides investment management services, and is the general partner of Riley Investment Partners Master Fund, L.P.  Mr. Riley also serves on the Board of Directors of the following public companies: Aldila, Inc., Alliance Semiconductor Corporation, DDi Corp., lcc International, Silicon Storage Technology, Inc. and Trans World Entertainment Corporation.  Mr. Riley holds a B.S. in Finance from Lehigh University.

•
J. Michael Gullard.  Mr. Gullard is a General Partner at Cornerstone Management, Inc., a professional turn-around and restructuring firm.  He joined the firm in 1984. Mr. Gullard has 35 years of financial, general management and venture capital experience in the technology industry.  He was the Chief Executive Officer and the Chief Financial Officer at Telecommunications Technology, Inc. from 1979 to 1984.  Previously, Mr. Gullard held a variety of senior financial and operational management positions at Intel Corporation from 1972 to 1979.  Mr. Gullard also serves on the Board of Directors of the following public companies: Alliance Semiconductor Corporation, JDA Software Group Inc., Planar Systems Inc. and  Proxim Wireless Corporation.  Mr. Gullard is also the Non-Executive Chairman of the Board at DynTek, Inc.  Mr. Gullard holds a B.A. degree in Economics from Stanford University and an M.B.A from the Stanford University’s Graduate School of Business.

•
Kenneth Potashner.  Mr. Potashner has served as Chairman of the Board of Newport Corporation, a leading global supplier of advanced-technology products and systems, since September 2007 and as member of its Board of Directors since 1998.  Since May 2003, Mr. Potashner has been an independent investor.  From 1996 to May 2003, he was Chairman of the Board of Directors of Maxwell Technologies, Inc., a manufacturer of ultracapacitors, microelectronics, power systems and high voltage capacitors.  He also served as President and Chief Executive Officer of Maxwell Technologies from 1996 to October 1998.  From November 1998 to August 2002, Mr. Potashner was President, Chief Executive Officer and Chairman of SONICblue Incorporated (formerly S3 Incorporated), a supplier of digital media appliances and services. Mr. Potashner was Executive Vice President and General Manager of Disk Drive Operations for Conner Peripherals, a manufacturer of storage systems, from 1994 to 1996.  From 1991 to 1994, he was Vice President of Worldwide Product Engineering for Quantum Corporation, a manufacturer of disk drives.  From 1981 to 1991, he held various engineering management positions with Digital Equipment Corporation, a manufacturer of computers and peripherals, culminating with the position of Vice President of Worldwide Product Engineering in 1991.  Mr. Potashner also serves on the Board of Directors of Applied Solar, Inc.   Mr. Potashner holds a B.S.E.E. from Lafayette College and an M.S.E.E. from Southern Methodist University.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Dialectic Capital Partners, LP (“Dialectic”), together with the other participants named below, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its slate of nominees at the 2009 Annual Meeting of Stockholders of California Micro Devices Corporation (the “Company”).

DIALECTIC STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PRELIMINARY PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Dialectic, Dialectic Capital Management, LLC (“DCM”), Dialectic Offshore, Ltd. (“DOF”), Dialectic Antithesis Partners, LP (“DAP”), Dialectic Antithesis Offshore, Ltd. (“DAO”), John Fichthorn, Luke Fichthorn, Bryant Riley, J. Michael Gullard and Kenneth Potashner (the “Group”).  As of March 6, 2009, (i) DCM beneficially owned 2,006,000 shares of common stock of the Company (the “Shares”), constituting approximately 8.5% of the Shares outstanding, (ii) Dialectic beneficially owned 317,715 Shares, constituting approximately 1.3% of the Shares outstanding, (iii) DOF beneficially owned 186,221 Shares, constituting approximately 0.8% of the Shares outstanding, (iv) DAP beneficially owned 575,619 Shares, constituting approximately 2.4% of the Shares outstanding, (v) DAO beneficially owned 926,445 Shares, constituting approximately 3.9% of the Shares outstanding, (vi) John Fichthorn beneficially owned 2,006,000 Shares, constituting approximately 8.5% of the Shares outstanding, (vii) Luke Fichthorn beneficially owned 2,006,000 Shares, constituting approximately 8.5% of the Shares outstanding, (viii) Bryant Riley beneficially owned 14,198 Shares, constituting approximately 0.1% of the Shares outstanding, and (ix) J. Michael Gullard and Kenneth Potashner did not directly own any Shares.  DCM is the investment manager of Dialectic, DOF, DAP and DAO and has shared power to vote or direct the vote and shared power to dispose or direct the disposition of the Shares held by such entities.  John Fichthorn and Luke Fichthorn act as the managing members of DCM and, as a result, each of John Fichthorn and Luke Fichthorn may be deemed to control such entity and to have a beneficial interest in the Shares beneficially owned by DCM.  However, each member of the Group, as members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, may be deemed to beneficially own the Shares owned in the aggregate by the other members of the Group.  Each member of the Group disclaims beneficial ownership of the Shares he/it does not directly own.

Contact:

Salomon Kamalodine
B. Riley & Co., LLC
(310) 966-1444